Exhibit 99.1

NEWS RELEASE
U.S. DISTRICT COURT ISSUES DECISION REGARDING SAMSUNG CONTRACT
CLAIMS IN RAMBUS CASE
Samsung’s equitable estoppel defense fails
LOS ALTOS, CA – April 28, 2009 – Rambus Inc. (Nasdaq:RMBS) today announced that the U.S. District Court for the Northern District of California has issued a ruling pertaining to various claims made by Samsung relating to the parties’ 2000 SDR/DDR license agreement (“License”). Although the Court agreed with Samsung that it was entitled under the License’s “Most Favored Licensee” clause to the benefit of the lower royalty in the March 2005 settlement agreement between Rambus and Infineon Technologies for the second quarter of 2005, the Court rejected Samsung’s attempt to extend such benefits beyond the term of the License. As such, the Court found that Samsung was not entitled to most favored licensee status after June 30, 2005, the date the License was set to expire.
The Court also determined that contrary to Samsung’s contention, the License did not cover DDR2 and future generation products and that Rambus did not fail to negotiate an extension or renewal license in good faith. Because the Court determined that Rambus failed to prove that Samsung had breached the License’s audit provisions, the Court found that Rambus had improperly terminated the License on that basis. However, the Court concluded that this termination did not cause the parties’ failure to reach agreement on an extension or renewal. Further, the Court found that Samsung’s equitable estoppel defense failed; therefore, the patent damages Rambus could seek from Samsung for infringement after June 30, 2005 were not capped by the Infineon royalty payments.
Samsung is part of the coordinated cases before the Honorable Ronald M. Whyte. The coordinated cases were filed by Rambus in 2005 and 2006 alleging patent infringement related to memory products manufactured by Hynix, Nanya, Micron, and Samsung. The above findings arise from a separate bench trial Judge Whyte conducted in September and October 2008, on claims unique to Samsung.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.
###
RMBSLN
Rambus Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com